Exhibit 99.1

Actuate Reports Third Quarter 2008 Financial Results

Maintenance Revenues up 18.5% Year-over-Year; Cash Flow From Operations up 36% Year-over-Year; BIRT-Related Business Exceeds $4 Million in Q3

SAN MATEO, Calif.--(BUSINESS WIRE)--October 27, 2008--Actuate Corporation (NASDAQ: ACTU), the leader in delivering Rich Internet Applications Without Limits™, today announced its financial results for the third quarter of 2008.

Third Quarter 2008 Financial and Operational Highlights:

  Revenues of $33.7 million and fully diluted non-GAAP EPS of $0.08.
  Maintenance revenues of $20.4 million up 18.5% year-over-year.
  BIRT-related business exceeded $4 million in Q3.
  Nine-month operating cash flows of $24.4 million, up 36.0% year-over-year.
  Booked transactions greater than $100,000 with 64 customers.
  Closed one transaction with a license component in excess of $1 million.
  Record non-GAAP service margins of 78.0% and non-GAAP operating margin of 20.6%.

“In light of current turmoil in the financial markets, Actuate delivered respectable performance this quarter,” said Pete Cittadini, president and CEO of Actuate. “The growing momentum of our BIRT related business in the third quarter is evidence that we can continue to execute on our enterprise open source business model, even in these less than ideal macroeconomic conditions. Our ongoing commitment to open source, with its potential to expand our market reach and accelerate our revenue at lower cost, continues to make Actuate a compelling enterprise software firm for shareholders, customers and employees.”

Revenues for the third quarter of 2008 were $33.7 million, compared with $34.7 million in the third quarter of 2007. License revenues for the third quarter of 2008 were $10.0 million, compared with $13.4 million in the year-ago quarter. Services and maintenance revenues for the third quarter of 2008 totaled $23.7 million, compared with $21.3 million in the third quarter of 2007. Within this line item, maintenance revenues were $20.4 million for the third quarter, up 18.5% compared with $17.2 million in the same period last year. In addition, service margins for the third quarter came in at a record 78.0%.

Net income for the third quarter of 2008, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $3.1 million, or $0.05 per diluted share, compared with net income of $4.6 million or $0.07 per diluted share in the third quarter of 2007.

Cash flow from operations was $7.6 million for the third quarter of 2008. Cash flow from operations for the nine months ended September 30, 2008 totaled $24.4 million versus $17.9 million during the same period last year. Cash, cash equivalents and investments totaled $81.3 million at September 30, 2008 compared with $74.9 million as of June 30, 2008.

Non-GAAP net income for the third quarter of 2008 was $5.3 million, or $0.08 per diluted share, compared with non-GAAP net income of $6.0 million, or $0.09 per diluted share, in the third quarter of 2007. Non-GAAP operating margin for the third quarter of 2008 was 20.6%, an increase of 150 basis points from the second quarter of 2008.

2008 Outlook

The Company is updating its outlook for the full year 2008. Specifically, the Company expects to post total revenue of approximately $131 million - $135 million, with license revenues of approximately $38 million - $43 million, non-GAAP operating margins in the range of 17% - 20% and fully diluted non-GAAP EPS of approximately $0.26 - $0.28.

Third Quarter 2008 Business Highlights

  Exceeded 5 million BIRT downloads through the third quarter.
  Actuate initiated an Open Source Advisory Board.
  Previewed Actuate 10, the company’s next generation platform, which reached its Beta milestone during the third quarter.
  Actuate Performancesoft Views 8.0 was launched, tightly integrating BIRT into the Views product.
  Actuate for Sustainability Management launched to help enterprises create enduring best practices and take sustainability beyond environmentalism.

  Actuate hosted its 12th Annual International User Conference, with over 250 customers and partners in attendance.
  The 3rd Actuate Annual Open Source Survey findings demonstrated that open source software is entering the mainstream.
  Actuate agreed to resell Webalo’s Mobile dashboard to deliver real-time information to a growing mobile workforce using BlackBerry, Windows Mobile, Palm, Symbian, or Java-enabled smartphones.
  The Company signed its first significant Actuate OnPerformance software-as-a-service (SaaS) transaction in the healthcare industry.

Third Quarter Customer Highlights

During the third quarter, Actuate received significant new and repeat business from, among others: Singapore Ministry of Education, Vereinsbank Victoria Bauspar A.G., ACS State and Local Solutions, Lincoln Financial Advisors Corporation, National Account Service Co. LLC, The Bank of New York Mellon Corporation, PayPal, Caremark Inc., Lehman Brothers Inc., Federal Aviation Administration, Emptoris, Inc., Computer Associates, Primavera Software, Inc., Siebel Systems Inc (Oracle), American Bureau of Shipping, City of Chicago, Home Office (United Kingdom), Barking and Dagenham Primary Care Trust, Citizens Bank, City Of Dallas and St. Louis Children’s Hospital.

Conference Call Information

Actuate will be holding a conference call at 5:00 p.m. Eastern Time, today, October 27th, 2008 to further discuss these results. The dial-in number for the call is 866-713-8562 (617-597-5310 for international participants) and the conference identification number 44979691. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay thereafter.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, restructuring charges, equity plan-related compensation expenses and other charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

d) Operating expenses related to idle facilities are excluded because the charges relate to a facility that was abandoned in late 2007 and therefore the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan;

e) During the quarter the Company incurred professional services fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance;

f) The facilities rent adjustment is excluded because we have recognized rent expense on both of our old and new corporate headquarters. Accounting rules require that we recognize rent expense on our new headquarters even though our landlord provided us with a rent holiday for the period during the transition period to the new lease. We therefore excluded the duplicate rent expense for purposes of evaluating our core performance;

g) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. Starting in the quarter ended September 30, 2005, the Company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

About Actuate Corporation

Actuate Corporation is dedicated to increasing the richness, interactivity and effectiveness of enterprise data, for everyone, everywhere. Actuate delivers the next generation RIA-ready information platform for both customer and employee-facing applications. The Actuate platform boasts unmatched scalability, high-performance, reliability and security. Its proven RIA capabilities and highly collaborative development architecture are backed by the world’s largest open source information application developer community, grounded in BIRT, the Eclipse Foundation’s only top level Business Intelligence and reporting project.

Global 9000 organizations use Actuate to roll out RIA-enabled customer loyalty and Performance Management applications that improve customer satisfaction and employee productivity. The company has over 4,200 customers globally in a diverse range of business areas including financial services and the public sector, many of which have a long history of deploying Actuate-based solutions for dozens, or even hundreds of their mission-critical applications. Founded in 1993, Actuate has headquarters in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the company’s web site at www.actuate.com.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the Performancesoft, Inc. acquisition) on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2007 Annual Report on Form 10-K filed on March 17, 2008 and Quarterly Reports on Form 10-Q filed on May 9, 2008 and August 8, 2008.

Copyright© 2008 Actuate Corporation. All rights reserved.

Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$66,140	$68,415
Accounts receivable, net	22,182	38,575
Other current assets	6,522	5,278
Total current assets	94,844	112,268
Property and equipment, net	5,201	5,269
Goodwill and other intangibles, net	38,238	39,242
Investments	15,165	-
Other assets	13,201	13,129
	$166,649	$169,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,500	$2,667
Current portion of restructuring liabilities	3,281	3,201
Accrued compensation	4,157	6,326
Other accrued liabilities	4,023	5,677
Deferred revenue	38,001	40,352
Total current liabilities	50,962	58,223

Long term liabilities:
Deferred rent	1,000	1,124
Deferred revenue	3,201	3,499
Tax liabilities	472	483
Restructuring liabilities	3,711	5,606
Total long term liabilities	8,384	10,712

Stockholders' equity	107,303	100,973
	$166,649	$169,908

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
License fees	$10,021	$13,438	$29,920	$39,524
Maintenance	20,406	17,214	56,791	50,107
Professional services	3,254	4,087	11,091	11,783
Total revenues	33,681	34,739	97,802	101,414

Costs and expenses:
Cost of license fees	350	423	1,066	1,359
Cost of services	5,299	6,080	17,861	18,473
Sales and marketing	13,168	13,587	39,982	40,589
Research and development	5,459	5,351	16,860	16,424
General and administrative	5,053	4,315	14,457	13,117
Amortization of other intangibles	237	237	711	711
Restructuring charges	672	926	1,075	1,223
Total costs and expenses	30,238	30,919	92,012	91,896
Income from operations	3,443	3,820	5,790	9,518
Interest and other income, net	683	761	761	2,306
Income before income taxes	4,126	4,581	6,551	11,824
Provision (benefit) for income taxes	1,021	(26)	(2,356)	2,438
Net income	$3,105	$4,607	$8,907	$9,386
Basic net income per share	$0.05	$0.08	$0.15	$0.15
Shares used in basic per share calculation.	60,387	60,767	60,505	60,696
Diluted net income per share	$0.05	$0.07	$0.13	$0.14
Shares used in diluted per share calculation	65,397	68,710	66,075	68,559

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months Ended
	September 30,
Operating activities	2008	2007
Net income	$8,907	$9,386
Adjustments to reconcile net income to
net cash from operating activities:
Stock compensation expense	7,091	6,769
Amortization of other intangibles	1,146	1,463
Depreciation and amortization of property and equipment	1,740	1,703
Net operating loss utilizations (adjustments) related to prior acquisitions	(228)	42
Restructuring charges	1,075	1,223
Accretion of discount (amortization of premium) on short-term debt securities	218	(138)
Deferred tax asset utilization	85	-
Changes in operating assets and liabilities:
Accounts receivable	16,393	1,963
Other current assets	829	(574)
Accounts payable	(1,167)	(14)
Accrued compensation	(2,170)	(997)
Other accrued liabilities	(1,654)	952
Deferred tax assets	51	682
Deferred tax liabilities	-	(404)
Income taxes payable	(2,206)	(336)
Deferred rent liabilities	(124)	(23)
Restructuring liabilities	(2,892)	(2,085)
Deferred revenue	(2,649)	(1,673)
Net cash provided by operating activities	24,445	17,939

Investing activities
Purchases of property and equipment	(1,672)	(2,347)
Increase in restricted cash	-	(395)
Proceeds from maturity of short-term investments	53,418	73,312
Purchases of short-term investments	(43,385)	(82,144)
Proceeds from security deposit	-	209
Net change in other assets	-	(112)
Net cash provided by (used in) investing activities	8,361	(11,477)

Financing activities
Tax benefit from exercise of stock options	-	1,337
Proceeds from issuance of common stock	4,932	6,290
Stock repurchases	(12,675)	(14,179)
Net cash used in financing activities	(7,743)	(6,552)
Net increase (decrease) in cash and cash equivalents	25,063	(90)
Effect of exchange rate on cash	(497)	379
Cash and cash equivalents at the beginning of the period	21,468	31,113
Cash and cash equivalents at the end of the period	$46,034	$31,402

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		(a)	September 30,		(a)
	2008	2007	Notes	2008	2007	Notes
GAAP income before income taxes	$4,126	$4,581		$6,551	$11,824
Non-GAAP adjustments:
Amortization of purchased technology	37	139	(b)	110	424	(b)
Amortization of other intangibles	237	237	(c)	711	711	(c)
Stock compensation expense under FAS123R	2,080	2,519	(d)	7,091	6,769	(d)
Restructuring charges	672	926	(e)	1,075	1,223	(e)
One-time professional services fees	455	-	(f)	483	-	(f)
Operating expenses related to idle facilities	-	-		306	-	(g)
Facilities rent adjustment	-	217	(h)	-	217	(h)
Non-GAAP income before income taxes	7,607	8,619		16,327	21,168
Non-GAAP tax provision	2,282	2,586	(i)	4,898	6,350	(i)
Non-GAAP net income	5,325	6,033		11,429	14,818
Basic non-GAAP net income per share	$0.09	$0.10		$0.19	$0.24
Shares used in basic per share calculation	60,387	60,767		60,505	60,696
Diluted non-GAAP net income per share	$0.08	$0.09		$0.17	$0.21
Shares used in diluted per share calculation	65,523	69,093	(j)	66,275	69,145	(j)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft and Nimble acquisition transactions in January of fiscal year 2006, and July of fiscal year 2003, respectively. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. Actuate adopted the modified prospective transition method as defined under FASB 123R, “Share-Based Payment” (“SFAS 123(R)”. Actuate is presenting this non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended September 30, 2008, stock-based expense included approximately (in thousands): $80, $760, $402, and $838, related to cost of services revenues, sales and marketing expense, research and development expense, and general and administrative expense, respectively.

(e) The restructuring expenses for the third quarter of 2008 consist primarily of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force that was implemented in August 2008. Included for the year are charges primarily related to the closure of various office facilities in North America and costs related to the termination of European employees in connection with the previous closure of one of our European operations.

(f) During the quarter, the Company incurred professional fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company's core operations, they are not included in the Company's annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

(g) This relates to a one-time operating expense charge related to our former headquarters facility in South San Francisco, California. The facility was abandoned in September of 2007, when the Company moved to its new headquarters in San Mateo, California.

(h) The facilities rent adjustment is excluded because we have recognized rent expense on both of our old and new corporate headquarters. Accounting rules require that we recognize rent expense on our new headquarters even though our landlord provided us with a rent holiday for the period during the transition period to the new lease. We therefore excluded the duplicate rent expense for purposes of evaluating our core performance.

(i) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(j) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

CONTACT:
Market Street Partners for Actuate
Karen Haus, 650-645-3555
IR@actuate.com